Exhibit 10.2

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2, adopted as of March 26, 2024, is made to the Employment Agreement, dated as of September 4, 2020 (the “Agreement”), between Village Bank (the “Corporation”) and Max C. Morehead, Jr. (the “Executive”).

The parties wish to amend the Agreement in order to reflect the increase in the Executive’s annual bonus opportunity.

The parties, intending to be legally bound, agree as follows:

1.Subsection (a)(i) of Section 8 of the Agreement is hereby amended as follows:

(i) The Executive shall be paid the Executive’s Final Compensation. For purposes of this Agreement, “Final Compensation” means (a) the annual base salary in effect on the date of termination (or the annual base salary in effect immediately prior to a reduction in the Executive’s base salary in the event the Executive resigns for Good Reason based on Section 8(b)(iii) hereunder) and (b) an annual bonus amount equal to 25% of annual base salary. The payment of Final Compensation shall be made over twelve (12) months in installments such that the Final Compensation payments are made at the same time as Executive would have received his base salary.

2.	In all other respects, the Agreement and prior Amendment shall remain in full force and effect. This Amendment No. 2 may be executed in any number of counterparts.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to the Agreement effective as of the date first written above.

VILLAGE BANKEXECUTIVE

By: /s/ James E. Hendricks, Jr.   /s/ Max C. Morehead, Jr.

James E. Hendricks, Jr.Max C. Morehead, Jr.

President and Chief Executive Officer